Exhibit 5

June 28, 2007

Equifax Inc.

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

RE:	Sale of 6.30% Senior Notes due 2017 and
7.00% Senior Notes due 2037

Ladies and Gentlemen:

We have acted as counsel to Equifax Inc., a Georgia corporation (the ”Company”), in connection with the filing of the Company’s Registration Statement on Form S-3 (the ”Registration Statement”) with the Securities and Exchange Commission (the ”Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on June 25, 2007.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

The Registration Statement relates to the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of senior debt securities of the Company (the “Securities”). The Securities may be offered in separate series, in amounts, at prices, and on terms to be set forth in the prospectus and one or more supplements to the prospectus constituting a part of the Registration Statement.  Each series of Securities will be issued under an indenture for senior debt (as amended or supplemented from time to time, the “Indenture”), dated as of June 29, 1998, by and between the Company and The Bank of New York Trust Company, N.A. (as successor to Bank One Trust Company, National Association, which was successor in interest to The First National Bank of Chicago), as trustee (the “Trustee”), previously filed and incorporated into the Registration Statement by reference.

The Company proposes to issue and sell on the date hereof, pursuant to the Registration Statement, $300 million principal amount of 6.30% Senior Notes due 2017 (the “2017 Notes”) and $250 million principal amount of 7.00% Senior Notes due 2037 (the “2037 Notes,” and together with the 2017 Notes, the “Notes”).  The terms of the Notes will be governed by the Indenture, together with a First Supplemental Indenture with regard to the 2017 Notes and a Second Supplemental Indenture with regard to the 2037 Notes, in each case dated the date hereof, between the Company and the Trustee.  The 2017 Notes and the 2037 Notes are to be sold pursuant to Underwriting Agreements dated June 25, 2007 and June 26, 2007, respectively, between the Company and Banc of America Securities LLC and Wachovia Capital Markets, LLC, as the representatives of the underwriters named therein.

As counsel to the Company, we have examined the Amended and Restated Articles of Incorporation of the Company, the Bylaws of the Company, records of proceedings of the Board of Directors and the Debt Issuance Committee of the Board of Directors of the Company deemed by us to be relevant to this opinion, the Registration Statement, the Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the forms of Notes, and the preliminary and final prospectus supplements and terms sheets of the Company dated June 25, 2007 with regard to the 2017 Notes and June 26, 2007 with regard to the 2037 Notes.  We also have examined such other relevant documents, and have made such other examinations of matters of law and of fact, as we have considered appropriate or advisable for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies.  As to questions of fact material to this opinion, we have relied upon the statements as to factual matters contained in the above-referenced documents and statements of officers of the Company, and we have made no independent investigation with regard thereto.

To the extent that the obligations of the Company under the Indenture may depend upon such matters, we have assumed for purposes of this opinion that: (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iv) the Trustee is in compliance, with respect to any actions the Trustee may take under the Indenture, with all applicable laws and regulations; and (v) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

  For purposes of this opinion, the term “Enforceability Exceptions” shall mean any (A) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (B) general principles of equity (regardless of whether considered in a proceeding at law or in equity), including the following concepts: (i) principles governing the availability of specific performance, injunctive relief or other traditional equitable remedies; (ii) principles affording traditional equitable defenses (e.g., waiver, laches and estoppel); (iii) good faith and fair dealing; (iv) reasonableness; (v) materiality of the breach; (vi) impracticability or impossibility of performance; (vii) the effect of obstruction or failure to perform or otherwise act in accordance with an agreement by any person other than the Company; and (viii) unconscionability.

Our opinion set forth below is limited to the laws of the State of New York as it relates to the enforceability of documents, agreements and instruments referred to herein.  We do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations.

This opinion is delivered to the Company solely for its use in connection with the transactions contemplated by the Registration Statement, the Indenture and the above-referenced Underwriting Agreements, may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose, and may not be disclosed, quoted, filed with a governmental agency other than the Commission or otherwise referred to without our prior written consent. No opinion may be implied or inferred beyond the opinion expressly stated in the immediately following paragraph hereof.  Our opinion expressed herein is as of the date hereof, and we hereby expressly disclaim any obligation to supplement this opinion for any changes that may occur after the date hereof with respect to any matters of fact or law addressed herein.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that upon execution and delivery of the above-referenced Supplemental Indentures and the due qualification thereof under the Trust Indenture Act of 1939, as amended, the Indenture will be a valid and binding agreement of the Company, subject to the Enforceability Exceptions, and upon due execution of the Notes by the Company, due authentication thereof by the Trustee in accordance with the Indenture and issuance and delivery thereof against payment therefor as provided in the Underwriting Agreements, the Notes will be validly issued and will constitute legally binding obligations of the Company entitled to the benefits of the Indenture, subject to the Enforceability Exceptions.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus and prospectus supplements constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP

By:	/s/ Michael P. Reed
Michael P. Reed, A Partner